UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2012

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Akmerkez B Blok Kat 5-6 Nispetiye Caddesi 34330 Etiler, Istanbul, Turkey	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +90 212 317 25 00

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2012, TransAtlantic Petroleum Ltd. (the “Company”) entered into a non-binding letter of intent (the “Letter of Intent”) with Dalea Partners, LP (“Dalea”) to sell its oilfield services business, which is substantially comprised of its wholly owned subsidiaries, Viking International Limited (“Viking International”) and Viking Geophysical Services, Ltd. (“Viking Geophysical” and, together with Viking International, “Viking”). The Letter of Intent contemplates the sale of Viking to Dalea and Abraaj Investment Limited (“Abraaj”) through a newly formed entity (“NewCo”) for an aggregate purchase price of $164 million, subject to adjustment in certain limited circumstances. Dalea is owned by N. Malone Mitchell, 3rd, the Company’s Chairman and Chief Executive Officer.

Consideration for the sale would consist of $152.5 million in cash and an $11.5 million interest-bearing promissory note. The Letter of Intent contemplates that Viking will be transferred to NewCo with a net zero working capital position as of the closing date. In the event that Viking’s working capital position as of the closing date exceeds net zero, then such excess will be added to the cash consideration. In the event that Viking’s working capital position as of the closing date is less than net zero, then such deficiency will be deducted from the cash consideration. The promissory note would accrue interest at a 3% fixed rate, payable quarterly. The promissory note would be payable five years from the date of issuance, or earlier upon (i) the consummation of an initial public offering (“IPO”) by NewCo; (ii) the sale by NewCo of Viking Geophysical or Viking Limited; (iii) the reduction of Dalea’s ownership interest in NewCo to less than 35%, not including transfers from Dalea to immediate family members of Mr. Mitchell or any trust established for their account; or (iv) a change of control of either NewCo or Dalea. The promissory note would be personally guaranteed by Mr. Mitchell or secured by collateral mutually agreed to by the parties and acceptable to the Company’s special committee of independent directors (the “Special Committee”).

In the event that NewCo conducts an IPO, and the Company (acting through its then independent directors) and Dalea mutually agree, then in lieu of cash payment of the promissory note and unpaid interest thereon, upon the consummation of the IPO, such note and unpaid interest shall be converted into NewCo common shares at a conversion rate that is based on NewCo’s IPO price per share. If so converted, such equity will be accompanied by piggy-back registration rights to be negotiated. In such event, the Company shall be subject to the same lock-up requirements as Dalea, as well as any applicable confidentiality agreement, provided that Dalea will use commercially reasonable efforts to limit any such lock-up period to not more than 120 days.

Under the terms of the Letter of Intent, the Company would be required to use a portion of the cash consideration to pay the unpaid balance of its short-term credit agreement with Dalea within ten days following closing of the transaction (the “Closing”), and the Company would be required to pay the unpaid balance of its note from Viking International to Viking Drilling, LLC at Closing. In addition, the Company expects to use net proceeds of the transaction to pay down outstanding indebtedness under its senior secured credit agreement with Standard Bank, Plc and BNP Paribas (Suisse) SA. As of January 31, 2012, the Company and its subsidiaries had outstanding borrowings of $73 million, $2.5 million and $78 million under the Dalea credit agreement, the Viking Drilling note and the senior secured credit agreement, respectively.

Under the terms of the Letter of Intent, any receivables from the Company to Viking, or payables from Viking to the Company, that are aged more than thirty days would be paid at Closing.

Under the terms of the Letter of Intent, the Company has entered into an exclusivity period during which it intends to negotiate definitive agreements with Dalea and Abraaj relating to the proposed transaction. During this exclusivity period, the Company is prohibited from soliciting any acquisition proposals from a third party or furnishing any non-public information with respect to Viking.

Notwithstanding the foregoing, but only until the execution by the Company, Dalea and Abraaj of such definitive agreements, in response to a bona fide written acquisition proposal relating to Viking, in particular, which provides for a target closing date, subject to satisfaction of all closing conditions, of April 1, 2012, with a hard-stop termination date of June 30, 2012, or the Company, as a whole, that was not solicited, initiated, encouraged or facilitated by the Company or the Special Committee or any of their respective representatives on or after the date of the Letter of Intent, the Company may, if the Special Committee determines in good faith, after receipt of written advice from PPHB (as defined below) and outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company and its shareholders, (x) furnish information and access in respect of Viking or the Company, but only in response to an unsolicited written request for information or access, to the person or entity making such acquisition proposal and (y) participate in discussions or negotiations with the person or entity making such acquisition proposal (and its representatives) regarding such acquisition proposal; provided, however, that prior thereto the Special Committee shall have notified Dalea in writing of its fiduciary duty determination described above. Upon receipt of such notification, Dalea (1) shall have the right to match the terms of such acquisition proposal; or (2) may immediately terminate the Letter of Intent upon written notice to the Special Committee and, if the Letter of Intent is so terminated, then the Company will promptly reimburse Dalea and Abraaj for all documented expenses relating to the proposed transaction that may have been incurred by either of them from February 5, 2012 and through the date of any such termination. The parties agreed that the definitive agreements relating to the proposed transaction will not include the rights specified in this paragraph.

The exclusivity period ends on March 15, 2012. The Company expects to close the transaction in April 2012, with a hard-stop termination date under the Letter of Intent of June 30, 2012. The sale of Viking is subject to the negotiation of final definitive agreements, the approval of the Special Committee, the approval of regulatory authorities, including the Toronto Stock Exchange, and other customary closing conditions. In addition, the sale of Viking is subject to the receipt by the Special Committee of a written opinion of Parks Paton Hoepfl & Brown, LLC (“PPHB”), the Special Committee’s independent financial advisor, concerning the fairness of the transaction from a financial point of view to the Company and its shareholders (excluding Mr. Mitchell and his affiliates).

In connection with the proposed transaction, the Company, Viking International and Viking Geophysical expect to enter into five-year master services agreements that will ensure the Company has continued access to Viking’s equipment and services at market prices.

On February 27, 2012, the Company issued a press release announcing the Letter of Intent. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated February 27, 2012.

Forward-Looking Statements

This Current Report on Form 8-K contains statements regarding entry into a definitive agreement to sell Viking International and Viking Geophysical, entry into master services agreements, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this Form 8-K, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this Form 8-K are made as of the date of this Form 8-K and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2012

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated February 27, 2012.